Supplement dated July 9, 2025
To Pricing Supplement dated May 28, 2025, Prospectus dated December 30, 2022, Series A Prospectus Supplement dated December 30, 2022 and Product Supplement EQUITY-1 dated December 30, 2022)
Filed Pursuant to Rule 424(b)(3)
Registration Statement Nos. 333-268718 and 333-268718-01
BofA Finance LLC
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
$3,000,000 Securities Based on the Value of the Dow Jones Industrial Average® due December 12, 2029
Fully and Unconditionally Guaranteed by Bank of America Corporation
Principal at Risk Securities
This document (the “Supplement”) supplements the Pricing Supplement dated May 28, 2025 (the “Pricing Supplement”) for CUSIP 09711HPW7 and the accompanying Product Supplement EQUITY-1, Series A Prospectus Supplement and Prospectus, each dated December 30, 2022 in conjunction with any secondary market transactions in the securities by us, BofA Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and any of our respective affiliates. Certain terms used but not defined in this Supplement have the meanings set forth in the Note Prospectus.
In the “Summary Terms” section of the Pricing Supplement, “initial average index value” is defined as “the arithmetic average of the index closing values on each of the initial averaging dates”. Also in the “Summary Terms” section, “initial averaging dates” is defined as “each index business day on which there is no market disruption event during the approximately 1-month period from and including May 23, 2025 (the strike date) to and including June 24, 2025”. Following the final initial averaging date of June 24, 2025, the calculation agent determined the arithmetic average of the index closing values on each of the initial averaging dates to be 42,443.17. Therefore, the “Summary Terms” section of the Pricing Supplement is supplemented to indicate that the initial average index value for the securities is 42,443.17.
NOTE: You should read this Supplement, together with the Pricing Supplement and the accompanying Product Supplement EQUITY-1, Series A Prospectus Supplement and Prospectus, each dated December 30, 2022, which together contain the terms of the securities and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections beginning on page 7 of the pricing supplement, page PS-5 of the product supplement, page S-6 of the prospectus supplement and page 7 of the prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors.
You may access the prospectus documents on the Securities and Exchange Commission website at sec.gov as follows:
●	Pricing Supplement dated May 28, 2025:
https://www.sec.gov/Archives/edgar/data/70858/000191870425008713/form424b2.htm
●	Product Supplement EQUITY-1 dated December 31, 2022:
http://www.sec.gov/Archives/edgar/data/1682472/000119312522315473/d429684d424b2.htm
●	Series A Prospectus Supplement dated December 31, 2022 and Prospectus dated December 30, 2022:
http://www.sec.gov/Archives/edgar/data/70858/000119312522315195/d409418d424b3.htm
Unless otherwise indicated or unless the context requires otherwise, all references in this Supplement to “we,” “us,” “our,” or similar references are to BofA Finance LLC.